Exhibit 99.1

Allscripts Healthcare Solutions Contacts:
Bill Davis	Dan Michelson
Chief Financial Officer	Vice President of Marketing
847-680-3515, Ext 282	847-680-3515, Ext. 4330
bill.davis@allscripts.com	dan.michelson@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts Reports Fourth Quarter 2003 Results

Delivers Profitable Results and Positive Cash Flow from Operations

CHICAGO, IL – February 19, 2004 – Allscripts Healthcare Solutions, Inc. (Nasdaq: MDRX), the leading provider of clinical software, connectivity and information solutions for physicians, today announced its results for the three and twelve months ended December 31, 2003.

Total revenue for the three months ended December 31, 2003, was $23.7 million, increasing by 19% over the three months ended December 31, 2002. For the three months ended December 31, 2003, revenue from software and information services was $11.8 million, increasing by 40% over the comparable period last year. Net income for the three months ended December 31, 2003, was $0.1 million, or $0.00 per share, compared with a net loss of $2.0 million, or a loss per share of $0.05 for the same period last year.

As of December 31, 2003, the Company had cash and marketable securities of $51.3 million and no debt.

“2003 was a pivotal year for Allscripts. We delivered on our promise of a profitable fourth quarter while producing positive cash flow from operations in every quarter during the year, demonstrating that when you satisfy your clients, the bottom line responds as well,” commented Glen Tullman, Chief Executive Officer of Allscripts Healthcare Solutions. “There are a number of significant factors driving growth in the healthcare information technology market and Allscripts is uniquely positioned to capitalize on these trends in 2004.”

For the twelve months ended December 31, 2003, total revenue was $85.8 million, up 9% from $78.8 million in 2002. Software and information services revenue for the twelve months ended December 31, 2003, increased by 35% from $29.5 million in 2002 to $39.7 million in 2003. Net loss for the twelve months ended December 31, 2003, was $5.0 million, or a loss per share of $0.13, compared with a net loss of $15.2 million, or a loss per share of $0.40, in 2002.

Allscripts Healthcare Solutions will conduct a conference call on Thursday, February 19, 2004, at 4:30 PM Eastern time to discuss the fourth quarter and 2003 results in further detail. The conference call can be accessed by dialing 1-800-374-0526, or via the Internet at www.allscripts.com. A recording of the conference call will be available for review through March 4, 2004, at www.allscripts.com or by calling 1-800-642-1687, ID #4978016.

About Allscripts Healthcare Solutions

Allscripts Healthcare Solutions (AHS) is the leading provider of clinical software, connectivity and information solutions for physicians. The Company’s TouchWorks™ software is an Electronic Medical Record (EMR) that enhances physician productivity by automating the most common physician activities including prescribing, dictating, capturing charges, ordering labs and viewing results, providing patient education, and documenting clinical encounters. TouchWorks is available on the latest Tablet PCs, wireless handheld devices, desktop workstations and over the Internet. AHS also offers electronic document imaging and scanning solutions through its Advanced Imaging Concepts subsidiary. Additionally, AHS provides healthcare product education and market research programs for physicians through its Physicians Interactive™ unit and medication fulfillment services through its Allscripts Direct™ unit. Visit AHS on the Web at www.allscripts.com.

Strategic partners include IDX Systems (Nasdaq: IDXC); IMS Health (NYSE: RX); Microsoft; Hewlett-Packard; and Medco Health.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts’ actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts see the Company’s 2002 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

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Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Balance Sheets

(amounts in thousands)

(Unaudited)

	December 31, 2003	December 31, 2002
Assets
Current assets
Cash and cash equivalents	$13,336	$17,247
Marketable securities	3,435	19,117
Accounts receivable, net	18,219	18,659
Other receivables	237	747
Inventories	3,249	3,988
Prepaid expenses and other current assets	3,863	3,037

Total current assets	42,339	62,795

Long-term marketable securities	34,538	28,922
Fixed assets, net	2,237	4,384
Intangible assets, net	26,359	4,793
Other assets	4,919	3,459

Total assets	$110,392	$104,353

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$13,884	$10,682
Accrued restructuring and other charges	104	1,140
Deferred revenue	10,959	6,547

Total current liabilities	24,947	18,369

Other liabilities	2,055	163

Total liabilities	27,002	18,532

Stockholders’ equity	83,390	85,821

Total liabilities and stockholders’ equity	$110,392	$104,353

Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenue:
Prepackaged medications	$11,894	$11,540	$46,172	$49,298
Software and related services	8,318	5,645	28,366	19,921
Information services	3,441	2,744	11,303	9,583

Total revenue	23,653	19,929	85,841	78,802

Cost of revenue	14,341	14,086	55,169	58,931

Gross profit	9,312	5,843	30,672	19,871

Operating expenses:
Selling, general and administrative expenses	9,084	8,096	36,058	36,412
Amortization of intangibles	388	133	951	540
Restructuring and other charges	0	0	0	600

Loss from operations	(160)	(2,386)	(6,337)	(17,681)

Interest and other income, net	276	338	1,358	2,448

Income/(loss) before income taxes	116	(2,048)	(4,979)	(15,233)

Income taxes	—	—	—	—

Net income/(loss)	$116	$(2,048)	$(4,979)	$(15,233)

Net income/(loss) per share - basic and diluted	$0.00	$(0.05)	$(0.13)	$(0.40)

Weighted average shares of common stock outstanding used in computing basic net income/(loss) per share	38,956	38,426	38,621	38,337

Weighted average shares of common stock outstanding used in computing diluted net income/(loss) per share	40,700	38,426	38,621	38,337